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THE MARCUS CORPORATION INCREASES SHARE REPURCHASE PROGRAM

Milwaukee, Wis., January 8, 2013.....The Marcus Corporation (NYSE:MCS) today announced that its Board of Directors has authorized the repurchase of up to 3,000,000 additional shares of the company’s outstanding common stock. The repurchases would be executed in the open market, in privately negotiated transactions or pursuant to a Securities and Exchange Commission Rule 10b5-1 plan, depending upon a number of factors including prevailing market conditions. As of December 31, 2012, the company had 18,480,658 shares of common stock outstanding and 8,773,073 shares of Class B common stock outstanding.

The new authorization adds to the company’s existing share repurchase program that had approximately 955,000 shares remaining under prior authorizations as of December 31, 2012. The company has repurchased approximately 1.8 million shares in conjunction with the exercise of stock options and the purchase of shares in the open market since June 1, 2012, the beginning of its 2013 fiscal year.

The new authorization does not obligate the company to acquire any particular number of shares of common stock. The pace of the company’s repurchase activity will depend on factors such as current stock price, market conditions and other factors. The company’s share repurchase program may be suspended, modified or discontinued at any time and has no set expiration date. The shares repurchased would be retained as treasury stock and used for employee benefit plans or other general corporate purposes.

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“We continue to believe that repurchasing our shares is a good investment for the company. With our strong cash flow and balance sheet, we believe that when timing and market conditions are appropriate, we will be able to repurchase shares to enhance shareholder value while at the same time continuing to invest in our businesses to facilitate our long-term growth,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 687 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in 11 states. For more information, please visit the company’s web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the recent tragedy in a movie theatre in Colorado. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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